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                                                                   EXHIBIT 10.12


[HANDSPRING LOGO]

                  Bernard Whitney

                  May 31, 1999

                  Dear Bern:

                  Handspring, Inc. (the "Company") is pleased to offer you a position as Chief Financial Officer reporting me, on the terms set forth in this letter agreement. The effective date is your start date, which is anticipated to be June 21, 1999.

                  COMPENSATION. Your initial salary will be $180,000 annually, payable in accordance with the Company's customary payroll practice as in effect from time to time. You also will receive the Company's standard employee benefits package, and will be subject to the Company's vacation policy, as such package and policy are in effect from time to time.

                  STOCK OPTION. Effective at the next Company's Board of Directors meeting, I will recommend that the Board grant you an incentive stock option, effective upon the date of your commencement of employment, to purchase 300,000 shares of Company Common Stock pursuant to the Company's Stock Option Plan. The exercise price for this option will be the then-current fair market value of the Company Common Stock at the date of the grant. The option will become exercisable according to the Company's standard four year exercise schedule, which calls for an initial vesting of 25% of the total after the first year of continuous service, and thereafter an additional 1/36 per month will become exercisable, at the close of each month during which you remain employed with the Company, over the remainder of the exercise term.


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[HANDSPRING LOGO]

                  If the Company raises money through an additional outside, private equity financing of Preferred B stock, you will be issued additional options at that time so as to not dilute your then current ownership position in the Company represented by the 300,000 options. This anti-dilution option does not apply to subsequent private equity financings after the Preferred B, a public offering of the Company's stock, a reasonable expansion of the employee stock option pool, or convertible debt. These additional options will be priced at the current market value as of the date of issue, and will vest 25% on the anniversary of that grant, with an additional 1/36 per month at the close of each month thereafter.

                  If the Company experiences a change of control event such that more than 50% of the Company is sold to another corporation, your unvested stock options will immediately vest. If any such vesting would result in any taxes under Section 280G of the Internal Revenue Code, you may either decline such vesting or retain such vesting at your election so as to maximize your benefits from the Company. An initial public offering of the Company's stock is not considered a change of control event.

                  The sale of the shares which are the subject of this letter has not been qualified with the Commissioner of Corporations of the State of California, and the issuance of shares or the payment or receipt of any part of the consideration for the shares prior to such qualification is unlawful, unless the offer and sale are exempt from the qualification provisions. The rights of all parties to this letter are expressly conditioned upon such qualification being obtained or an exemption being available.

                  CONFIDENTIAL INFORMATION. As an employee of the Company, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interest of the Company, you will need to sign the Company's standard "Employee Inventions and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.


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[HANDSPRING LOGO]

                  AT-WILL EMPLOYMENT. You will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time. Any statements or representations to the contrary should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

                  AUTHORIZATION TO WORK. Because of Federal regulations adopted in the Immigration Reform and Control Act of 1986, you will need to present documentation demonstrating that you have authorization to work in the United States. This requirement applies to U.S. and non-U.S. citizens alike.

                  ACCEPTANCE OF OFFER. If you decide to accept our offer, please sign the enclosed copy of this letter and return it to me. Upon your signature below, this will become our binding agreement with respect to the subject matter of this letter, superseding all other or prior agreements by you with the Company as to the specific subjects of this letter, will be binding upon and inure to the benefit of our respective successors and assigns and your heirs, administrators and executors, will be governed by California law, and may only be amended in writing signed by both you and the Company.

                  This offer will expire on June 1, 1999. We're all excited to have you join the company!

                  Best regards,

                  Donna Dubinsky
                  President & CEO

                  Agreed by:

                  /s/  Bern Whitney
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